EXHIBIT 99.1
Greif, Inc. Announces Issuance of New Senior Notes
DELAWARE, Ohio (July 28, 2009) – Greif, Inc. (Greif) (NYSE: GEF, GEF.B), a global leader in industrial packaging, today announced that it has issued $250 million aggregate principal amount of 7 3/4 percent Senior Notes due 2019.
The new senior notes, which closed July 28, were issued in a Rule 144A and Regulation S offering. The net proceeds from the issuance of the new senior notes are to be used for general corporate purposes, including the repayment of amounts outstanding under its revolving multi-currency credit facility, without any permanent reduction of the commitments.
This announcement is neither an offer to sell nor a solicitation of an offer to buy the notes described herein. The Company offered the notes in reliance upon an exemption from registration under the Securities Act of 1933 for an offer and sale of notes that does not involve a public offering. The securities offered have not been registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
About Greif
Greif is a world leader in industrial packaging products and services. The company produces steel, plastic, fibre, corrugated and multiwall containers, protective packaging and containerboard, and provides blending, filling and packaging services for a wide range of industries. Greif also manages timber properties in North America. The company is strategically positioned in more than 45 countries to serve global as well as regional customers. In 2008, Greif reported $3.8 billion in net sales. Additional information is on the company’s website at www.greif.com.
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Media contact:
Deb Strohmaier, APR
Vice President, Communications
Office: +1 740-549-6074
Cell: +1 614 208 3496
debra.strohmaier@greif.com
Analyst contact:
Robert Lentz
+1 614-876-2000